August 2007	Pricing Sheet dated August 24, 2007 relating to Preliminary Terms No. 333 dated July 24, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due February 28, 2011
Based on the Price of Brent Crude Oil
P R I C I N G T E R M S – A U G U S T 2 4 , 2 0 0 7
Issuer:		Morgan Stanley
Issue price:		$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:		$1,000 per note
Aggregate principal amount:		$12,969,000
Pricing date:		August 24, 2007
Original issue date:		August 31, 2007 (5 business days after the pricing date)
Maturity date:		February 28, 2011
Principal protection:		100%
Interest:		None
Underlying commodity:		Brent blend crude oil (“Brent crude oil”)
Payment at maturity:		$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:		$1,000 x Brent crude oil price change x participation rate; provided that the supplemental redemption amount will not be less than zero.
Participation rate:		122%
Brent crude oil price change:		final average Brent crude oil price – initial Brent crude oil price initial Brent crude oil price
Initial Brent crude oil price:		$70.62
Final average Brent crude oil price:		The arithmetic average of the Brent crude oil prices for each day during the averaging period
Brent crude oil price:		On any day, the official settlement price per barrel of Brent crude oil on the ICE Futures of the first near-month futures contract, stated in U.S. dollars per barrel, as made public by ICE Futures.
Averaging period:		Each trading day from and including January 18, 2011 to and including February 18, 2011.
CUSIP:		617446N47
Listing:		None
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per note	100%	2.50%	97.50%
	Total	$12,969,000	$324,225	$12,644,775
(1)           The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 5 of the preliminary terms for further details.

(2)           For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 333 dated July 24, 2007
Prospectus Supplement dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.